Exhibit 99.1

ICON Cash Flow Partners L.P. Seven
2006 Year End Liquidation Update

This update covers the period between August 2006 and calendar year end. It is intended to give registered representatives and the investors of ICON Cash Flow Partners L.P. Seven (“Fund Seven”) a description of Fund Seven’s activities during the period and provide an outlook for the future. As a fund manager, ICON Capital Corp. (“ICON”) actively and prudently manages Fund Seven’s portfolio to yield the best possible return to investors. As a public program, Fund Seven has reported to you regularly through quarterly, annual and current reports filed with the SEC. These important disclosure documents provide comprehensive required information; however, it is here that we try and summarize the information contained in those documents to give you a better overview of what is going on in Fund Seven.

In Fund Seven’s previous liquidation update dated as of August 2006, Fund Seven disclosed that its interest in the “Rowan Halifax” is its remaining material asset. That fact remains unchanged at December 31, 2006.

$12,325,000 Investment in Equipment on Lease to The Rowan Companies

 The Lessee: Rowan Companies, Inc., founded in 1923, is a major international offshore and land drilling contractor.

“The Company was founded on the principle that in any organizational endeavor, men are more important than machinery and tools, and this emphasis on personnel has prevailed throughout the history of the Company” − Arch Rowan 1973 − on the 50th anniversary of the Company (Source: Rowan Companies’ website).

The Equipment: 43.825% interest in one Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Halifax”, built in 1982 by Marathon LeTourneau and acquired by Textron Corporation in 1984 at a cost of $66,500,000.

Investment: In December 1996, Fund Seven purchased a 50% interest in North Sea (Connecticut) Limited Partnership (“North Sea”), the equipment and the charter for $12,325,000 in cash and the assumption of $2,401,000 in non-recourse debt. Fund Seven acquired its interest directly from North Sea, leaving the other 50% interest with partners unaffiliated with Fund Seven. In connection with the renewal of the charter in July 2000, North Sea financed the renewal charter hire payments on a non-recourse basis and distributed $10,001,284 to Fund Seven. In November 2004 and February 2005, certain of Fund Seven’s affiliates acquired 6.175% of Fund Seven’s interest in North Sea. On May 31, 2006, Fund Seven received a distribution of $3,944,250 from North Sea related to the Hurricane Rita events, which are discussed below. Thus, as of December 31, 2006, Fund Seven has received $13,945,534 on this investment.

Expected Future Proceeds from Investment: $26,000,000

Outlook: On October 5, 2005, Rowan notified the owner trustee of the rig that an “Event of Loss” occurred with respect to the rig in September 2005 as a result of Hurricane Rita. The charter provides that Rowan will pay to the lender (and upon satisfaction of all of the debt outstanding, to the owner trustee on behalf of North Sea) an amount equal to the “Stipulated Loss Value” of the rig. The “Stipulated Loss Value” for the rig will be determined according to the terms of the charter. The “Stipulated Loss Value” is defined in the charter as the sum of (i) the charter hire payment payable on the first charter hire payment date following an “Event of Loss”, (ii) the present value of the remaining charter hire payments due and (iii) the present value of the estimated residual value of the rig at the end of the charter, as determined by the appraisal procedure under the charter. Prior to North Sea initiating the appraisal procedure on November 29, 2005, Rowan commenced a declaratory judgment action in Texas State Court requesting that the court declare, among other things, that “Stipulated Loss Value” should be determined by “the value estimated in advance” of the renewal term of the charter, which amount was never documented or agreed by the parties. North Sea immediately filed a counterclaim against Rowan to, among other things, have the charter enforced in accordance with its terms, and the owner trustee of the rig initiated the appraisal procedure required under the charter. The appraisal procedure has been completed and it was determined that the “Stipulated Loss Value” of the rig at the end of the charter is $80,235,317.37. Thus, Fund Seven’s portion of that amount would be $26,310,159.27, calculated as follows: $80,235,317.37, minus the $20,200,726.90 that Rowan has paid to date, or $60,034,590.47, times 43.825% − Fund Seven’s interest in the rig.

On or about May 22, 2006, Rowan paid (i) the March 2006 charter hire payment and (ii) the component of the “Stipulated Loss Value” of the rig represented by the present value of the remaining charter hire payments due to the lender, which amounts were used to fully satisfy the outstanding non−recourse debt on the rig. On May 31, 2006, Fund Seven received a distribution of $3,944,250 with respect to its limited partnership interest in North Sea. The distribution represented Fund Seven’s portion of the $10,941,943 in net insurance proceeds that Rowan agreed to distribute to North Sea with respect to the rig. The insurance proceeds received by North Sea neither represents the full amount of the insurance proceeds, nor the final amount of the “Stipulated Loss Value” of the rig, that North Sea expects to receive in accordance with the terms of the charter.

On September 1, 2006, Rowan and North Sea each filed motions for complete summary judgment. Oral argument on the motions occurred on November 7, 2006. On January 24, 2007, the Texas State Court issued a preliminary order granting of all of North Sea’s summary judgment motions and denying all of Rowan’s summary judgment motions. In addition, the Court ordered Rowan to pay North Sea the approximately $60 million dollars and interest that North Sea claimed as its damages. While it is not possible at this stage to determine the likelihood of the outcome, we and the other North Sea partners believe that the Court’s decision is correct and we are working with the other North Sea partners to vigorously pursue our claims and defend the Court’s decision in any appeal brought by Rowan.

 The following chart depicts the net position of Fund Seven’s material asset at year end 2006.

Expected Future Proceeds from Assets
Lessee
Rowan	$26,310,159.27
Total Proceeds Expected	$26,310,159.27

Non-Recourse Liabilities at December 31, 2006
Non-Recourse Liabilities	$0

Total Proceeds Expected Less Non-Recourse Liabilities	$26,310,159.27

Approximate Number of Limited Partnership Units Outstanding as of December 31, 2006	987,378

Estimate Net Value Per Unit	$26.65

Conclusion

Fund Seven was affected by the events of September 11, 2001 and Hurricane Rita and as such will not live up to our earliest expectations. As of December 31, 2006, for the investors that joined the Fund at its outset on January 19, 1996, they have received approximately $75 in cash distributions for every $100 invested. As depicted in the chart above, our hope and expectation is that their eventual total return will be approximately 101% of their original capital invested. However, as discussed herein, these estimates are subject to the final disposition of the Rowan litigation.

With that in mind, and in acknowledgment of the likely desire of Fund Seven investors to achieve liquidation in a timely manner, we continue to focus on the disposition of the Rowan litigation and the realization of the proceeds therefrom. We hope to be able to wrap up the material affairs of the Fund in 2007. While we cannot report to you that the Fund has lived up to our expectations because of the events of September 11, 2001 and Hurricane Rita, its interest in at least one remaining extraordinary asset helps us maintain a guardedly optimistic outlook for the result described above.

As always, we are happy to answer any additional questions that you may have. Please reach us at the following numbers: Investors: 800-343-3736; Registered Representatives: 800-435-5697.

Neither Fund Seven nor its General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.